                                                                    Exhibit 99.1


[GRAPHIC OMITTED]
CEPHALON
                                                        CONTACT: Robert W. Grupp
                                                           610-738-6402 (office)
                                                             RGRUPP@CEPHALON.COM


FOR IMMEDIATE RELEASE
---------------------

            CEPHALON APPOINTS DR. GAIL WILENSKY TO BOARD OF DIRECTORS

             SENIOR FELLOW AT PROJECT HOPE AND FORMER ADMINISTRATOR
                   OF THE HEALTH CARE FINANCING ADMINISTRATION

      WEST CHESTER, PA, May 29, 2002 - Cephalon, Inc. (Nasdaq: CEPH), an international biopharmaceutical company, announced today that Gail Wilensky, Ph.D., has been appointed to Cephalon's board of directors. Dr. Wilensky is the John M. Olin Senior Fellow at Project HOPE where she analyzes and develops policies relating to health care reform and ongoing changes in the medical marketplace. She also is a noted advisor on health care and economic policy. She has held senior posts in government including Administrator of HCFA (now the Centers for Medicare & Medicaid Services), and she was White House deputy domestic policy advisor.

      In addition to her work at Project HOPE, Dr. Wilensky co-chairs the President's Task Force to Improve Health Care Delivery for Our Nation's Veterans, which covers health care for both veterans and military retirees. Dr. Wilensky testifies frequently before Congressional committees, acts as an advisor to members of Congress and other elected officials, and speaks nationally and internationally before professional, business and consumer groups. From 1997 to 2001, she chaired the Medicare Payment Advisory Commission, which advises Congress on payment and other issues relating to Medicare, and from 1995 to 1997, she chaired the Physician Payment Review Commission.

      Previously, she served as Deputy Assistant to President Bush for Policy Development, advising him on health and welfare issues. Prior to that, she was Administrator of the Health Care Financing Administration (now CMS), overseeing the federal government's Medicare and Medicaid programs.

      Dr. Wilensky is an elected member of the Institute of Medicine and its Governing Council, and serves as a trustee of the Combined Benefits Fund of the United Mineworkers of America and the Research Triangle Institute. She is an advisor to the Robert Wood Johnson Foundation and the Commonwealth Fund and is a director on several other corporate boards. Dr. Wilensky earned a bachelor's degree in psychology and a Ph.D. in economics at the University of Michigan.

    "We are delighted to have Dr. Wilensky join our board," said Frank Baldino, Jr., Ph.D., Chairman and CEO of Cephalon. "Her expertise in health care policy will be especially valuable to Cephalon as the company continues to grow. Dr. Wilensky's background will complement the strengths of our current board members, and we look forward to the contributions she will make."

      CEPHALON, INC.

      Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

      Cephalon currently employs approximately 1,200 people in the United States and Europe. U.S. sites include the company's headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon's major European offices are located in Guildford, England, and at Laboratoire Lafon in Maisons-Alfort, France.

      The company currently markets three proprietary products in the United
States: PROVIGIL(R) (modafinil) tablets [C-IV], ACTIQ(R) (oral transmucosal fentanyl citrate) [C-II], and GABITRIL(R) (tiagabine hydrochloride). Cephalon markets 23 products internationally.

      Cephalon's biotechnology pipeline is focused on the identification of novel molecules that affect cell survival and death. Additional information about Cephalon and its subsidiaries - including full prescribing information on its U.S. products - can be obtained by visiting the company's website at WWW.CEPHALON.COM.